UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2008

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-147414	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01, Item 2.01 and Item 9.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 12, 2008, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”) to enter into a purchase contract for the potential purchase of a hotel located in Frisco, Texas. The purchase contract with Moody National Hospitality I, L.P., as the seller, is for a Hilton Garden Inn® containing 102 guest rooms. The purchase price for the hotel is $15,050,000. The hotel is currently under construction. The number of rooms refers to the expected number of rooms upon completion.

The seller does not have any material relationship with us or our subsidiaries, other than through the purchase contract. The deposit under the purchase contract is $5,000. This deposit is refundable to our purchasing subsidiary if it elects to terminate the purchase contract during the “review period,” which ends on December 27, 2008.

The deposit under the purchase contract was funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the payment of the purchase price under the purchase contract also would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotel. Our purchasing subsidiary may terminate the purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to the hotel as a result of its review that will cause it to terminate the purchase contract. If our purchasing subsidiary terminates the purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposit under that contract to the seller. If a closing occurs under the purchase contract, the deposit will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include but are not limited to the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; the completion of the construction of the hotel; all third party consents having been obtained; and the existing franchise and management agreements shall have been terminated by the seller and new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contract are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposit.

Accordingly, as of the date of this report and until any closing on the purchase of the hotel, there can be no assurance that our purchasing subsidiary will acquire the hotel.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 16, 2008, through one of our indirect wholly-owned subsidiaries, we closed on the purchase of a hotel located in Jackson, Tennessee. The hotel acquired by our purchasing subsidiary is a Courtyard® by Marriott containing 94 guest rooms. The purchase price for the hotel was $15,200,000. The seller has no material relationship with us or our subsidiaries, other than through the purchase contract and other related contracts.

The purchase price was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

As a result of the closing described above, one of the closings has occurred under a series of purchase contracts executed on November 12, 2008 for the potential purchase of eight hotels. Additional information regarding the purchase contracts is set forth in our Form 8-K dated November 12, 2008 and filed with the Securities and Exchange Commission on November 14, 2008, which is incorporated herein by reference. There can be no assurance at this time that any further closings will occur under the remaining purchase contracts.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

Item 9.01.	Financial Statements and Exhibits.

a.	Financial statements of businesses acquired.

Financial statements for the hotel described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

b.	Pro forma financial information.

Pro forma financial information for the hotel described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

c.	Shell company transaction.

Not Applicable

d.	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

December 17, 2008